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                                 FIRST AMENDMENT
                                       TO
                               SEVERANCE AGREEMENT

     First Amendment, dated as of ________ __, 2001 (the "Amendment"), to the Severance Agreement, dated as of _________ __, ____ (the "Agreement"), between Banknorth Group, Inc. (the "Company") and _________( the "Executive").

                                   WITNESSETH

     WHEREAS, pursuant to Section 15 of the Agreement, the parties to the Agreement desire to amend the Agreement;

     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     2. SECTION 1(D)(II). Section 1(d)(ii) of the Agreement is hereby amended to read as follows:

     (ii) the greatest of the annual bonuses either paid or accrued in either the Year of the Change in Control or the immediately preceding Year.

     2. SECTION 7(D)(I). Section 7(d)(i) of the Agreement is hereby amended to read as follows:

          (i) the Executive shall be entitled to receive from the Company the Accrued Benefits, except that, for this purpose, Accrued Benefits shall not include (i) any entitlement to severance under any Company severance policy generally applicable to the Company's salaried employees and (ii) any payment of an annual and/or long-term bonus made or to be made to the Executive following a Change in Control pursuant to the Company's Executive Incentive Plan (it being the intention of the parties that this Agreement not duplicate or enhance the benefits received or to be received pursuant to such Plan);

     3. SECTION 7(D)(V). Section 7(d)(v) of the Agreement is hereby amended to read as follows:

          (v) all rights under any equity or long-term incentive plan shall be fully vested to the extent not othewise provided by the terms of any such plan;

     4. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first above written as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall otherwise be unaffected.

     5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Maine.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                            BANKNORTH GROUP, INC.

Witness:


                                            By:
--------------------------                     -----------------------------
Name:                                          Name:
                                               Title:


Witness:

-------------------------                      -----------------------------
Name:                                          Name:






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